UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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RADIANT SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2006

Dear Shareholder:

This year’s Annual Meeting of Shareholders of Radiant Systems, Inc. will be held on Wednesday, June 7, 2006, at 10:00 a.m., local time, at Radiant’s headquarters at 3925 Brookside Parkway, Alpharetta, Georgia 30022. You are cordially invited to attend.

The Notice of Annual Meeting and a Proxy Statement, which describe the formal business to be conducted at the Annual Meeting, follow this letter.

After reading the Proxy Statement, please promptly mark, sign and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you either date, sign and return the enclosed proxy card or attend the Annual Meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our shareholders are important.

A copy of the Company’s 2005 Annual Report is also enclosed for your information. It includes the Company’s audited financial statements for the year ended December 31, 2005, as well as information on the Company’s operations, markets, products and services.

We look forward to seeing you at the Annual Meeting.

Very truly yours,

John Heyman Chief Executive Officer

RADIANT SYSTEMS, INC.

3925 Brookside Parkway

Alpharetta, Georgia 30022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 7, 2006

The annual meeting of shareholders of Radiant Systems, Inc. (the “Company”) will be held on Wednesday, June 7, 2006 at 10:00 a.m., local time, at Radiant’s headquarters at 3925 Brookside Parkway, Alpharetta, Georgia 30022, for the following purposes:

(1)	To elect two directors for a term of three years to serve until the 2009 Annual Meeting of Shareholders; and

(2)	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on April 13, 2006 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

A Proxy Statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the proxy promptly. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

By Order of the Board of Directors,

John Heyman Chief Executive Officer

Alpharetta, Georgia

April 28, 2006

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

RADIANT SYSTEMS, INC.

3925 Brookside Parkway

Alpharetta, Georgia 30022

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

JUNE 7, 2006

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Radiant Systems, Inc. (the “Company”) for its Annual Meeting of Shareholders to be held on June 7, 2006, and any adjournments or postponements thereof, at the time and place and for the purposes set forth in the preceding notice of the meeting. The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. In addition to solicitations by mail, officers and regular employees of the Company, at no additional compensation, may assist in soliciting proxies by telephone. This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about April 28, 2006. The address of the principal executive offices of the Company is 3925 Brookside Parkway, Alpharetta, Georgia 30022.

The Board has designated Alon Goren and John H. Heyman, and each or either of them, as proxies to vote the shares of the Company’s common stock solicited on the Board’s behalf. Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies which are returned properly executed and not revoked will be voted in accordance with the shareholder’s directions specified thereon. Where no direction is specified, proxies will be voted for each of the proposals described in the preceding notice. Abstentions and broker non-votes will not be counted as votes either in favor of or against the matter with respect to which the abstention or broker non-vote relates, but will be counted as present for the purpose of determining the presence of a quorum for the transaction of business. If a quorum is present, abstentions and broker non-votes will have no effect on the outcome of the voting for any matters described in this Proxy Statement.

The record of shareholders entitled to vote at the Annual Meeting was taken on April 13, 2006. On that date the Company had outstanding and entitled to vote 31,084,896 shares of common stock, with each share of common stock entitled to one vote. A majority of the outstanding shares of the Company’s common stock will constitute a quorum for the transaction of business at the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors of the Company consists of six directors, divided into three classes, with the members of each class serving for staggered three-year terms. The terms of the two Class I directors, William A. Clement, Jr. and Alon Goren, will expire at the 2006 Annual Meeting of Shareholders, and each of these directors has been nominated for reelection for a term expiring at the Company’s 2009 Annual Meeting of Shareholders. The Board of Directors recommends that you vote “for” the election of these nominees.

Each of the nominees has consented to being named in this Proxy Statement and to serve as a director of the Company if elected. In the event that any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors, but in no event will the proxy be voted for more than two nominees. The affirmative vote of a plurality of all votes cast at the meeting is required for the election of the two nominees standing for election. Management of the Company has no reason to believe that any nominee will not serve if elected.

The following persons have been nominated for election to the Board of Directors as Class I directors to succeed themselves for a term of three years, expiring at the 2009 Annual Meeting of Shareholders, and until their successors are elected and qualified:

William A. Clement, Jr., age 63, has served as the Chairman and CEO of DOBBS, RAM & Company, a systems integration company, since 1988. Founded in 1981, DOBBS, RAM & Company is a is a Tier II contractor engaged by the U.S. Internal Revenue Service (IRS) to maintain the “E-Filing System”, the national system used to electronically receive federal income tax returns. Appointed by President Carter, Mr. Clement served as the Associate Administrator of the US Small Business Administration in Washington, D.C. during the Carter Administration. Mr. Clement also served as the Vice President and Senior Loan Officer of the Citizens Trust Bank, Atlanta, Georgia from 1974 to 1977 and was employed as a stockbroker by The Robinson-Humphrey Company, Inc. from 1971 to 1974. He is a 2004 Graduate of the Institutional Shareholder Services (ISS) accredited NACD/University of Georgia Director’s College. Mr. Clement received his BA from Morehouse College and his MBA from the Wharton Business School at the University of Pennsylvania. Mr. Clement has served as a director of the Company since April 2005. Mr. Clement is the Chairman of the Board of Directors of the Atlanta Life Financial Group, Inc. and the Atlanta Life Insurance Company and is a board member of Opportunity Funding Corporation. He is a former board member of the National Cooperative Bank, Washington, DC.

Alon Goren, age 40, has served as Co-Chairman of the Board and Chief Technology Officer of the Company since its inception in 1985. Mr. Goren became sole Chairman of the Board in January 2004 with the departure of Erez Goren. Mr. Goren has a B.S. in Computer Systems Engineering from Rensselaer Polytechnic Institute.

Each of the following persons is a member of the Board of Directors who is not standing for election to the Board this year and whose term will continue after the Annual Meeting of Shareholders.

Class III Directors, serving for a term expiring at the 2008 Annual Meeting of Shareholders:

J. Alexander Douglas, Jr., age 45, has served as Senior Vice President and Chief Customer Officer of The Coca-Cola Company since 2003 and is a director of Coca-Cola Enterprises, Inc. Mr. Douglas joined the Coca-Cola Company in January 1988 as district sales manager in Coca-Cola Fountain, USA and held a variety of positions with increasing responsibility. In 1994, he was named Vice President for CCE Sales & Marketing Group, and in 1998 his responsibilities included the entire North American Field Sales & Marketing Groups. After graduating from the University of Virginia in 1983, Mr. Douglas began his career at The Procter & Gamble Company working in a variety of sales and sales management positions. Mr. Douglas has been a director of Radiant Systems, Inc. since August 2001.

Michael Z. Kay, age 66, served as Chairman of the Board of Magnatrax Corporation, a supplier of engineered products for construction industries, from September 2001 to 2004, and is now retired. From September 1991 to September 2001, Mr. Kay served as President and Chief Executive Officer of LSG Sky Chefs, the world’s largest in-flight catering alliance. Mr. Kay served as Executive Vice President and Management Consultant of Charter Medical Corporation from May 1990 to May 1991. From 1964 to 1991, Mr. Kay held management positions within the hotel and hospitality industry with several organizations, including Portman Hotel Company, Omni International Hotels, Ltd., and Americana Hotels, Inc. Mr. Kay has been a director of the Company since April 2002. Mr. Kay also serves as director for American Marketing Association Foundation and City Cares.

Class II Directors, serving for a term expiring at the 2007 Annual Meeting of Shareholders:

James S. Balloun, age 68, retired as Chairman and Chief Executive Officer of Acuity Brands, Inc. on September 1, 2004, having served in those positions since November 2001. He is the former Chairman, President, and Chief Executive Officer of National Service Industries, where he led the company for five years prior to the spin-off of Acuity Brands, Inc. in November 2001. Acuity Brands (AYI) is a $2 billion manufacturer of lighting fixtures and cleaning chemicals. Mr. Balloun served as a director of McKinsey & Company, Inc. from 1976 until 1996. Mr. Balloun received an M.B.A. from Harvard Business School in 1965. He also holds a B.S. degree in industrial engineering from Iowa State University, 1963. Mr. Balloun has been a director of the Company since April 1997. Mr. Balloun is a director of Wachovia Corporation, Unisen, Inc., and Enzymatic Deinking Technologies.

John H. Heyman, age 45, has served as Chief Executive Officer since January 2002 and as a director of the Company since June 1996. Mr. Heyman served as Chief Financial Officer from September 1995 to January 2003 and as Executive Vice President of the Company from September 1995 to December 2001. Mr. Heyman served as Vice President and Chief Financial Officer of Phoenix Communications, Inc., a commercial printer, from March 1991 to August 1995. From 1989 to 1991, Mr. Heyman served as Vice President—Acquisitions of Forsch Corporation, a diversified manufacturing company. From 1983 to 1987, Mr. Heyman served in a variety of capacities with Arthur Andersen LLP, where he worked primarily with middle market companies and technology firms. Mr. Heyman received an MBA from Harvard Business School and a BBA degree in Accounting from the University of Georgia. He is the brother of Andrew S. Heyman, an executive officer of the Company.

MEETINGS OF THE BOARD OF DIRECTORS

AND COMMITTEES OF THE BOARD

The Board of Directors held four meetings and acted by unanimous written consent six times during the year ended December 31, 2005. Each director attended at least 75% or more of the aggregate number of meetings held by the Board of Directors and the committees on which he served. The Company’s Board of Directors has determined that James S. Balloun, J. Alexander Douglas, Jr., Michael Z. Kay and William Clement, Jr. qualify as independent directors under the rules applicable to companies listed on the Nasdaq Stock Market. The Company does not have a policy regarding attendance of directors at annual meetings; however, four members of the Board of Directors attended the Company’s 2005 Annual Meeting of Shareholders.

The Company’s Board of Directors has three standing committees – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Charter for each Committee, as in effect from time to time, may be found on the Company’s website, at www.radiantsystems.com. Each of the Committees is composed solely of independent directors, consistent with the independence standards defined by the SEC and the Nasdaq Stock Market.

Each Committee has the right to retain its own legal and other advisors.

The Audit Committee presently consists of James S. Balloun, Michael Z. Kay (Chairman) and William A. Clement, Jr. The Audit Committee has been assigned the principal function of reviewing the internal and external financial reporting of the Company, reviewing the scope of the independent audit and considering comments by the auditors regarding internal controls and accounting procedures and management’s response to these comments. The Audit Committee held four meetings during 2005. The Company’s Board of Directors has determined that James S. Balloun and Michael Z. Kay qualify as “audit committee financial experts,” as defined in the applicable rules of the SEC.

The Compensation Committee presently consists of James S. Balloun, J. Alexander Douglas, Jr. (Chairman) and Michael Z. Kay. The Compensation Committee has been assigned the functions of approving and monitoring the remuneration arrangements for senior management and administering the Company’s equity incentive plans and granting awards thereunder. The Compensation Committee held one meeting during 2005.

The Nominating and Corporate Governance Committee presently consists of James S. Balloun (Chairman), J. Alexander Douglas, Jr. and William A. Clement, Jr. The Nominating and Corporate Governance Committee held one meeting during 2005 and nominated the individuals who are standing for election at the 2006 Annual Meeting. The responsibilities of the Committee are to establish qualification standards for director nominees, to assist the Board in identifying individuals qualified to become Board members and to nominate individuals for election to the Board of Directors.

Shareholder Nominations

Any shareholder entitled to vote for the election of directors may nominate a person or persons for election as a director only if written notice of such shareholder’s intention to make any such nomination is given either by personal delivery or mailed by the United States Mail, postage prepaid, certified and return receipt requested, to the Secretary of the Company not later than the later of (i) the close of business on the seventh calendar day following the date on which notice of the meeting of shareholders for the election of directors is first given to shareholders (any such notice of meeting of shareholders shall not be given earlier than the record date for the meeting of shareholders) and (ii) a date 90 days prior to the date of the meeting of shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a Proxy Statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board; and (e) the consent of each nominee to serve as a director of the Company if so elected.

The Company’s Nominating and Corporate Governance Committee will evaluate and consider desired Board member skills and attributes in identifying director candidates, including applicable legal and regulatory definitions of independence, as well as considerations including diversity, personal integrity and judgment, age, skills, experience, prominence in their profession, concern for the interest of the shareholders, the number of other public companies for which the person serves as a director and the availability of the person’s time and commitment to the Company, and the current state of the Company, all in the context of the needs of the Board of Directors at that point in time. The Committee will apply the same standards in considering director candidates recommended by the shareholders as it applies to other candidates.

Independent members of the Company’s Board of Directors may be contacted by letter directed to the named member in care of Radiant Systems, Inc., Office of the Corporate Secretary, 3925 Brookside Parkway, Alpharetta, Georgia 30022. The sealed envelopes will be forwarded to the addressee by our Corporate Secretary.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of independent directors as required by and in compliance with the rules of the SEC and the Nasdaq Stock Market. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of its financial statements. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2005 with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. The independent auditors have provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence), as currently in effect, and the Audit Committee has also considered whether the independent auditors’ provision of information technology and other non-audit services to the Company is compatible with maintaining the auditors’ independence. The Audit Committee has concluded that the independent auditors are independent from the Company and its management.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Michael Z. Kay, Chairman

James S. Balloun

J. Alexander Douglas, Jr.

William A. Clement, Jr.

EXECUTIVE OFFICERS

The executive officers of the Company are as follows:

Name	Age	Position Held
Alon Goren	40	Chairman of the Board and Chief Technology Officer

John H. Heyman	45	Chief Executive Officer and Director

Mark E. Haidet	38	Chief Financial Officer

Andrew S. Heyman	42	Chief Operating Officer

Executive officers are appointed by the Board of Directors of the Company and hold office at the pleasure of the Board. Executive officers devote their full time to the affairs of the Company. See “Election of Directors” for information with respect to Alon Goren and John H. Heyman.

Mark E. Haidet has served as Chief Financial Officer of the Company since January 2003. He joined Radiant in June of 1997 and has served in various leadership roles across the business operations. Prior to joining Radiant, Mr. Haidet served as a management consultant with Andersen Business Consulting, focusing on finance re-engineering and corporate performance management from December 1992 to June 1997. Previously, Mr. Haidet was a certified public accountant with Arthur Andersen’s financial audit practice. He received a B.S. in Accounting from Miami University, Ohio.

Andrew S. Heyman has served as the Company’s Chief Operating Officer since 2001 and President of the Hospitality Division since 2004. Since joining the Company in 1996, Mr. Heyman has held a variety key leadership positions including Executive Vice President & President of Radiant Systems, Inc., Vice President—Convenience Store Division, and Managing Director of the Radiant Solutions Group. Mr. Heyman served as a senior manager with Accenture (formerly Andersen Consulting) from 1987 to December 1995. He holds a M.S. degree in Computer Information Systems from Georgia State University and a B.B.A. in Finance from the University of Georgia. He is the brother of John H. Heyman.

EXECUTIVE COMPENSATION

The following table presents certain information for the fiscal years ended December 31, 2005, 2004 and 2003 concerning compensation earned for services rendered in all capacities by the Company’s Chief Executive Officer and the three other executive officers of the Company during the year ended December 31, 2005 (the “Named Executive Officers”). None of the Named Executive Officers were awarded stock option grants during the year ended December 31, 2005.

Summary Compensation Table

		Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	All Other Compensation (1)		Securities Underlying Options
John H. Heyman Chief Executive Officer	2005 2004 2003	$300,000 255,769 236,923	$222,500 50,000 19,590		$4,261 — —	— 195,000 40,000

Alon Goren Chairman and Chief Technology Officer	2005 2004 2003	$250,000 250,000 236,923	$132,500 50,000 27,090	$	— — —	— 77,600 40,000
Andrew S. Heyman Chief Operating Officer	2005 2004 2003	$267,000 251,961 236,923	$209,153 62,500 37,700	$	— — —	— 127,960 40,000
Mark E. Haidet Chief Financial Officer	2005 2004 2003	$212,000 200,615 165,769	$100,330 45,488 27,600		$3,180 1,751 —	— 57,700 45,000

(1)	Represents 401(k) Company Matching Contributions

The following table provides certain information concerning the exercise of stock options in 2005 and the value of unexercised options held by the Named Executive Officers as of December 31, 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at Fiscal Year End		Value of Unexercised In- the-Money Options at Fiscal Year End (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Alon Goren	—	$—	216,244	72,366	$1,239,400	$430,895

John H. Heyman	—	—	427,169	133,125	1,959,320	819,456

Mark E. Haidet	15,000	133,415	158,569	48,900	746,150	316,303

Andrew S. Heyman	—	—	430,104	88,470	2,339,906	590,968

(1)	Dollar values were calculated by determining the difference between the closing price of $12.16 per share of Company’s common stock on December 30, 2005, as reported by the Nasdaq Stock Market, and the exercise price of the options.

Directors’ Fees

On March 31, 2006, the Company’s Board of Directors approved a new director compensation package for the members of the Board of Directors and its committees that is retroactive to January 1, 2006.

Each non-employee director will be paid an annual retainer of $20,000. A $10,000 annual retainer will be paid to the Audit Committee Chairman and a $5,000 annual retainer will be paid to the Chairman of any committee other than the Audit Committee. An annual retainer of $5,000 will be paid to each Audit Committee member other than the Chairman. All cash retainers shall be paid quarterly beginning April 1, 2006.

Each non-employee director of the Company will receive an annual grant of options to purchase 10,000 shares of the Company’s common stock on the last business day of each fiscal year of the Company. In addition, all new non-employee directors of the Company receive a one-time grant of an option to purchase 25,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the stock on the date of grant, which options vest over a period of three years. All such options expire, unless previously exercised or terminated, ten years from the date of grant.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee of the Company’s Board of Directors served as an officer or employee of the Company or any of its subsidiaries during 2005. There were no material transactions between the Company and any of the members of the Compensation Committee during 2005.

Agreements with Employees

All employees of the Company, including executive officers, are required to sign a confidentiality and non-solicitation agreement with the Company restricting the ability of the employee to compete with the Company during his or her employment and for a period ranging from six months to two years thereafter, restricting solicitation of customers and employees following employment with the Company, and providing for ownership and assignment of intellectual property rights to the Company. The agreements have an indefinite term, but the employee may terminate employment with the Company at any time.

Stock Option Plans

1995 Stock Option Plan. The Company’s directors and shareholders have approved the 1995 Stock Option Plan (the “Plan”) for employees who are contributing significantly to the business of the Company or its subsidiaries as determined by the Company’s Board of Directors or the committee administering the Plan. The Plan currently provides for the grant of incentive and non-qualified stock options to purchase up to 13,000,000 shares of Common Stock at the discretion of the Board of Directors of the Company or a committee designated by the Board of Directors to administer the Plan.

The option exercise price of incentive stock options must be at least 100% (110% in the case of a holder of 10% or more of the Company’s common stock) of the fair market value of the stock on the date the option is granted and the options are exercisable by the holder thereof in full at any time prior to their expiration in accordance with the terms of the Plan. Incentive stock options granted pursuant to the Plan will expire five to ten years from the date the option is granted. Options granted under the Plan typically vest over a period of three to five years, or based on stock price milestones associated with the Company’s strategic plan. As of December 31, 2005, options to purchase 6,409,251 shares of Common Stock were outstanding pursuant to the Plan. This plan expired on December 20, 2005.

Directors Plan. The Company’s directors and shareholders have approved the Non-Management Directors’ Stock Option Plan (the “Directors Plan”). The purpose of the Directors Plan is to secure for the Company the benefits of the additional incentive inherent in the ownership of the Company’s common stock by non-employee directors of the Company and to help the Company secure and retain the services of such non-employee directors. The Directors Plan is intended to be a self-governing formula plan. To this end, the Directors Plan requires minimal discretionary action by any administrative body with regard to any transaction under the Directors Plan. Eligible persons under the Directors Plan are directors of the Company who are not employees of the Company or any affiliate of the Company (“Outside Directors”). A maximum of 300,000 shares of common stock has been reserved by the Company for issuance under the Directors Plan, which number is subject to adjustment in certain circumstances in order to prevent dilution or enlargement. Each Outside Director is granted an option to purchase 25,000 shares of common stock upon joining the Board of Directors of the Company. Each Outside Director is also granted an option to purchase 10,000 shares of common stock as of the last business day of each fiscal year. The exercise price for the annual grants on December 30, 2005 was $12.16. The shares vest on June 30, 2006 and have a 10-year term.

2005 Long-Term Incentive Plan. The Company’s directors and shareholders have approved the 2005 Long-Term Incentive Plan (“LTIP”). The intent of the LTIP is to replace both the 1995 Plan and the Directors’ Plan and become the only plan for providing equity-based long-term incentive compensation to directors and employees of the Company, other than the Employee Stock Purchase Plan. Options previously granted under the 1995 Plan and the Directors’ Plan will remain exercisable in accordance with the terms of the respective plans. The LTIP provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance units and phantom stock. The LTIP authorizes the issuance of up to 2,500,000 shares of the Company’s common stock and the maximum that may be granted to any one employee in any calendar year is 250,000. No grants may be made under the LTIP subsequent to April 24, 2015. During the year ended December 31, 2005, no activity was recorded in the LTIP as the Company continued to grant options from the 1995 Plan and the Directors’ Plan.

Equity Compensation Plan Information

The following table provides disclosure of the number of securities to be issued upon exercise of outstanding options, the weighted average exercise price of outstanding options, and the number of securities remaining available for future issuance under equity compensation plans, all as of December 31, 2005, aggregated into two categories—plans that have been approved by shareholders and plans that have not been approved by shareholders.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of Outstanding options	Number of securities remaining available for future issuance under equity Compensation plans
	(in thousands)		(in thousands)
Equity Compensation Plans
Approved by shareholders:
1995 Stock Option Plan	6,133	$8.78	—
1997 Non-Management Directors Stock Option Plan	280	$9.86	12
1998 Employee Stock Purchase Plan	—	—	1,002
2005 Long-Term Incentive Plan	—	—	2,500

Not approved by shareholders:	—	—	—
Total	6,413	$8.83	3,514

REPORT OF COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is responsible for: (i) setting the Company’s compensation philosophy and policies; (ii) review and approval of pay recommendations for the executive officers of the Company; and (iii) initiation of all compensation actions for the Chief Executive Officer of the Company.

The Company’s compensation policies have been designed to align the financial interests of the Company’s management with those of its shareholders, and reflect the nature of the Company by taking into account the Company’s operating environment and the expectations for continued growth and enhanced profitability. Compensation for each of the Company’s executive officers consists of a base salary, and in some cases, an annual performance bonus and/or stock options. The Company does not currently provide executive officers with other long-term incentive compensation other than the ability to contribute a portion of their earnings to the Company’s 401(k) Plan.

The Compensation Committee’s philosophy is that the predominant portion of an executive’s compensation should be based directly upon the value of long-term incentive compensation in the form of stock ownership or stock option awards. The Compensation Committee believes that providing executives with the opportunities to acquire significant stakes in the growth and prosperity of the Company (through grants of stock options), while maintaining other elements of the Company’s compensation program at conservative levels, will enable the Company to attract and retain executives with the outstanding management abilities and entrepreneurial spirit which are essential to the Company’s ongoing success. Furthermore, the Compensation Committee believes that this approach to compensation motivates executives to perform to their full potential.

The Compensation Committee is responsible for reviewing salary recommendations for the Company’s executives and then approving such recommendations, with any modifications it deems appropriate. The annual salary recommendations (for executive officers other than the Chief Executive Officer) are made under the ultimate direction of the Chief Executive Officer, based on peer group and national industry surveys of total compensation packages, as well as evaluations of the individual executive’s past and expected future performance. Similarly, the base salary of the Chief Executive Officer is determined based on a review of competitive compensation data, the Chief Executive Officer’s overall compensation package, and an assessment of his past performance and expected future performance in leading the Company.

The amount of any annual bonus to be paid to executive officers is determined based upon an evaluation of such factors as individual performance, increases in the Company’s revenue, net income, net income per share and market penetration, as well as the individual executive’s contribution to the Company’s performance.

Stock options represent a substantial portion of compensation for the Company’s executive officers. Stock options are granted at the prevailing market price on the date of grant, and will only have value if the Company’s stock price increases. Generally, grants vest in equal amounts over a period of five years (although certain special types of grants may vest either immediately or over a shorter period) and executives must be employed by the Company at the time of vesting in order to exercise the options. Grants of stock options generally are based upon the level of the executive’s position with the Company and an evaluation of the executive’s past and expected future performance. The Compensation Committee believes that dependence on stock options for a significant portion of executives’ compensation more closely aligns such executives’ interests with those of the Company’s shareholders, since the ultimate value of such compensation is linked directly to stock price.

The Compensation Committee will continually evaluate the Company’s compensation policies and procedures with respect to executives. Although the Compensation Committee believes that current compensation policies have been successful in aligning the financial interests of executive officers with those of the Company’s shareholders and with Company performance, it continues to examine what modifications, if any, should be implemented to further link executive compensation with both individual and Company performance.

J. Alexander Douglas, Jr., Chairman

James S. Balloun

Michael Z. Kay

RELATED PARTY TRANSACTIONS

On January 31, 2004 the Company completed a tax-free split-off of its enterprise software business, now known as BlueCube Software, to Erez Goren. Mr. Goren is a greater than 5% shareholder and is the brother of Alon Goren, Chairman of the Board and Chief Technology Officer of the Company.

The Company has a contractual obligation for performance under certain existing customer contracts that have not been assigned to BlueCube because they require the consent of the customer (Legacy contracts). Under a Reseller and Services Agreement, BlueCube is obligated to fulfill the terms of these agreements, including providing hosting, support, maintenance and professional services. BlueCube will act as the Company’s subcontractor, and indemnify the Company for any losses associated with its performance or non-performance of the contract obligations. Additionally, the Company maintains rights to access product source code and information needed to fulfill contract obligations if BlueCube fails to perform. In addition to the initial cash included in the transaction there was approximately $5.3 million of unearned revenue that would be transferred to BlueCube. The cash for the unearned revenue would be transferred upon the assignment of customer contracts or the performance of obligations associated with Legacy contracts. During 2005, $0.6 million was paid to BlueCube.

The Company has agreed to sublease a portion of its leased property to BlueCube. This sublease will expire concurrently with the Company’s operating lease on the property in January 2013. BlueCube has the right to early termination beginning on January 31, 2007, and must provide the Company with an 18-month notice that early termination will occur. BlueCube paid aggregate lease payments of $1.3 million during 2005 to the Company. Aggregate future minimum lease payments under this sublease agreement are approximately: $1.4 million for years 2006 through 2010, and a total of $3.0 million over the remaining 25 months of the lease. In conjunction with this sublease agreement, the Company and BlueCube entered into a right of refusal and option agreement pertaining to real property currently owned by the Company and adjacent to the property being subleased by BlueCube. Under this agreement, BlueCube has an option to purchase the real property at a stated value, which management believes is the fair value at the time of the split-off. BlueCube has the right of refusal if the Company obtains an offer to sell the real property to another party. The exercising of this right will result in BlueCube purchasing the real property at a price based on a formula and the third-party offer obtained by the Company. This agreement is subordinate to a right of first refusal with a third-party.

STOCKHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company’s common stock against the cumulative total return of the Nasdaq Stock Market Index and the Nasdaq Computer and Data Processing Stock Index for the period commencing on December 31, 2000 and ending December 31, 2005. The graph assumes that the value of the investment in the Company’s common stock and each index was $100 on December 31, 2000. The Company has not paid any cash dividends.

	Fiscal Year Ending
Company/Index/Market	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Radiant Systems, Inc.	$100.00	$56.09	$46.96	$40.96	$31.75	$59.30
Nasdaq Computer & Data Processing	$100.00	$80.53	$55.52	$73.15	$80.57	$83.30
Nasdaq US Only	$100.00	$79.21	$54.46	$82.12	$89.65	$91.54

ASSUMES $100 INVESTED ON DECEMBER 31, 2000 IN RADIANT SYSTEMS, INC.

COMMON STOCK, NASDAQ COMPUTER AND DATA PROCESSING STOCK INDEX

AND NASDAQ STOCK MARKET INDEX

OWNERSHIP OF COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of April 13, 2006 by each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock, each director of the Company, each Named Executive Officer, and all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Shares Outstanding
Alon Goren (2)	4,864,494	(3)	15.5%
John H. Heyman	786,269	(4)	2.5%
Andrew S. Heyman	485,906	(5)	1.5%
James S. Balloun	93,400	(6)	*
Mark E. Haidet	175,855	(7)	*
William A. Clement, Jr.	9,334	(8)	*
J. Alexander Douglas, Jr.	58,400	(9)	*
Michael Z. Kay	63,400	(10)	*
Erez Goren (11)	1,910,200		6.1%
All directors and executive officers as a group (8 persons)	6,537,058	(12)	20.0%

*	Less than 1% of outstanding shares.

(1)	“Beneficial Ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within 60 days of April 13, 2006. Unless otherwise indicated, all of the listed persons have sole voting and investment power over the shares listed opposite their names. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Pursuant to the Rules of the Securities and Exchange Commission, certain shares of the Company’s common stock that a beneficial owner has the right to acquire within 60 days pursuant to the exercise of stock options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such owner but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	The business address of Alon Goren is 3925 Brookside Parkway, Alpharetta, Georgia 30022.

(3)	Includes 248,144 shares subject to stock options that are currently exercisable.

(4)	Includes 477,794 shares subject to stock options that are currently exercisable.

(5)	Includes 449,594 shares subject to stock options that are currently exercisable.

(6)	Includes 93,400 shares subject to stock options that are currently exercisable.

(7)	Includes 168,932 shares subject to stock options that are currently exercisable.

(8)	Includes 8,334 shares subject to stock options that are currently exercisable.

(9)	Includes 58,400 shares subject to stock options that are currently exercisable.

(10)	Includes 63,400 shares subject to stock options that are currently exercisable.

(11)	The business address of Erez Goren is 3905 Brookside Parkway, Alpharetta, Georgia 30022.

(12)	Includes 1,567,998 shares subject to stock options that are currently exercisable.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than 10% of the outstanding common stock of the Company to file with the SEC reports of changes in ownership of the common stock of the Company held by such persons. Executive officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the year ended December 31, 2005, its executive officers, directors and greater than 10% shareholders complied with all Section 16(a) filing requirements applicable to them, except as follows: Alon Goren filed one report late reporting one transaction.

Although it is not the Company’s obligation to make filings pursuant to Section 16 of the Securities Exchange Act of 1934, the Company has adopted a policy requiring all Section 16 reporting persons to report to the Chief Executive Officer of the Company prior to engaging in any transactions in the Company’s common stock.

Code of Ethics

The Company has adopted a Code of Ethics within the meaning of Item 406(b) of Regulation S-K, which applies to the Company’s principal executive officer, principal financial officer and controller. This Code of Ethics is publicly available on the Company’s website at www.radiantsystems.com or upon request by writing to Radiant Systems, Inc., Attn: Investor Relations Director, 3925 Brookside Parkway, Alpharetta, Georgia 30022. If the Company makes substantial amendments to the Code of Ethics or grants any waiver, including an implicit waiver, the Company will disclose the nature of such amendment or waiver on its website or in a report on Form 8-K within five days of such amendment or waiver.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Deloitte & Touche LLP served as independent auditors of the Company for the fiscal year ended December 31, 2005 and has been selected to serve as the independent auditors of the Company for the 2006 fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Principal Accountant Fees and Services.

The following table shows the aggregate fees for professional services rendered to the Company by its independent auditors, Deloitte & Touche, LLP, for the years ended December 31, 2005 and 2004. No fees were paid for tax services or any other services except as described below.

	2005	2004
Audit Fees (1)	$511,200	$545,000
Audit-Related Fees (2)	7,500	8,100
Total	$518,700	$553,100

(1)	Primarily includes fees related to audits of the financial statements of the Company; reviews of financial statements and disclosures in SEC filings; and comfort letters and consents.

(2)	Primarily includes fees related to accounting consultations and reviews of Reports on Form 8-K.

Audit Committee Pre-Approval Policy

The services performed by the Company’s independent accountants in 2005 were pre-approved by the Audit Committee of the Board of Directors. Any requests for audit, audit-related, tax and other services must be submitted to the Audit Committee for specific pre-approval. Normally, pre-approval is considered at regularly scheduled meetings.

ANNUAL REPORT ON FORM 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the SEC, is available to shareholders who make written request to the Company’s Investor Relations Department, 3925 Brookside Parkway, Alpharetta, Georgia 30022. Copies of exhibits filed with that report or referenced therein will be furnished to shareholders of record upon request.

SHAREHOLDER PROPOSALS

In order to be considered for inclusion in next year’s proxy statement, shareholder proposals must be submitted in writing to: Investor Relations Department, 3925 Brookside Parkway, Alpharetta, GA 30022 and received at this address by December 29, 2006. If the Company receives notice after March 14, 2007 of a shareholder’s intent to present a proposal at the Company’s 2007 Annual Meeting of Shareholders, management will have the right to exercise discretionary voting authority with respect to any such proposal, if presented at the meeting.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the annual meeting. However, if other matters should come before the annual meeting it is the intention of the persons named in the enclosed form of Proxy to vote in accordance with their judgment of what is in the best interest of the Company.

C/O PROXY SERVICES P.O. BOX 9111 FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Radiant Systems, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Radiant Systems, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	RADSY1	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

Vote on Directors		For All	Withhold For All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.

(1)	To elect William A. Clement, Jr. and Alon Goren to serve until the 2009 Annual Meeting of Shareholders.	☐	☐	☐

THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” THE ABOVE PROPOSAL AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

Please sign and date this Proxy exactly as name(s) appears on the mailing label. When signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized officer. In case of joint tenants, each joint owner must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

RADIANT SYSTEMS, INC.

3925 Brookside Parkway

Alpharetta, Georgia 30022

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints John H. Heyman and Alon Goren, or either of them, with power of substitution to each, as proxies of the undersigned to vote the common stock of the undersigned at the Annual Meeting of Shareholders of RADIANT SYSTEMS, INC. (the “Company”) to be held on June 7, 2006, at 10:00 a.m. at the offices of the Company at the address shown above.

PLEASE COMPLETE THE REVERSE SIDE OF THIS PROXY AND RETURN THIS PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.